Exhibit 99.1

For More Information Contact:

Investors:	Media:
Damon Wright (714) 382-5013	Lisa Zwick (949) 230-8794
damon.wright@ingrammicro.com	lisa.zwick@ingrammicro.com

Tom Ward (317) 707-2745
tom.ward@brightpoint.com

INGRAM MICRO TO BECOME LEADING PROVIDER OF MOBILITY

PRODUCTS, SERVICES AND SOLUTIONS WITH ACQUISITION OF BRIGHTPOINT

•	Provides immediate scale in rapidly-growing mobility market

•	Expands Ingram Micro’s suite of high-value logistics services and solutions

•	More than $55 million in expected annual cost synergies and efficiencies by 2014

•	All cash acquisition expected to expand margins and be meaningfully accretive to earnings per share

SANTA ANA, Calif. and INDIANAPOLIS, July 2, 2012 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor and supply-chain services provider, and Brightpoint, Inc. (“BrightPoint”) (Nasdaq: CELL), a global leader in providing device lifecycle services to the wireless industry, announced today they have entered into a definitive agreement under which, subject to customary closing conditions, Ingram Micro will acquire all of the outstanding shares of BrightPoint common stock for $9.00 per share in cash, a 66 percent premium to BrightPoint’s closing stock price on June 29, 2012, and a 35 percent premium to the 90-day average trading price. The transaction is valued at approximately $840 million, including the value of approximately $190 million of BrightPoint’s estimated debt (net of cash), as of June 30, 2012.

The complementary combination of Ingram Micro with BrightPoint will create a leading global provider of device lifecycle services and solutions for the mobility industry. Together, Ingram Micro and BrightPoint will have tremendous customer reach and deep relationships with key vendors, network operators and mobile virtual network operators. The combined company will have an expanded global geographic footprint and customer base in the rapidly growing and strategically important mobility market.

“BrightPoint is a well-run company with leading, high-value services and solutions coupled with excellent distribution channels in the global mobility market,” said Ingram Micro president and chief executive officer Alain Monié. “BrightPoint’s offerings are highly complementary to both our logistics and distribution businesses, which will enable us to go to market with the leading portfolio of mobility device lifecycle services and solutions. Our expanded geographic footprint and strong financial position create growth opportunities for the combined company and give vendors, network operators and mobile virtual network operators, partners and customers one-stop access to one of the widest ranges of mobility and technology products, services and solutions.

“Strategically, it is a great fit and is immediately additive to Ingram Micro’s existing offerings,” Monié added. “Expanding our presence in the mobility market has been a focus of Ingram Micro and the acquisition of BrightPoint accomplishes this to an extent that would have been challenging to achieve on our own. Additionally, the complementary nature of our businesses provides a unique opportunity to drive synergies and efficiencies across the combined companies, which is expected to result in meaningful accretion to earnings per share beginning in 2013. The transaction clearly supports our longer-term growth and profitability targets and meets our return-on-investment criteria for creating shareholder value.”

BrightPoint, established in 1989 and with corporate offices in Indianapolis, generated $5.2 billion in revenues, of which nearly $550 million was from unique value-added logistics services, and total gross margin of approximately 7.2 percent of revenues for the 2011 fiscal year. The company employs approximately 4,000 people and operates facilities in 24 countries, with sales in more than 75 countries around the world. BrightPoint serves more than 25,000 B2B customers with over 100,000 points of sale across the globe and handled more than 112 million wireless devices in 2011.

BrightPoint founder, chairman and chief executive officer Robert J. Laikin commented: “The transaction with Ingram Micro will deliver significant value to our shareholders and will enable us to accelerate our global growth strategy. This powerful combination will also provide compelling opportunities for BrightPoint’s vendor partners, customers and employees to benefit from the financial strength, scale and broad geographic reach of the world’s largest technology distribution company. This is the right time for this transaction. I believe strongly that Ingram Micro is the best partner for our business and employees going forward and I am excited at the prospect of BrightPoint becoming part of a Fortune 100 company.”

“Ingram Micro and BrightPoint share a common culture,” said Ingram Micro chief operating and financial officer Bill Humes. “We admire the in-depth industry expertise and enthusiasm of the BrightPoint team and their excellent long-term relationships with customers, vendor partners, network operators and mobile virtual network operators. The mobility industry is forecasted to grow faster than other technology sectors, driven in-part by exponential growth in the smartphone and tablet segments due to the ever-increasing demand for access to data anytime, anywhere and on any device. Additionally,” Humes said, “the convergence of telecommunications, computing and media is driving strong demand and should lead to cross-sell and up-sell opportunities, as our respective customer bases continue to converge. Together we expect to capitalize on this growth and generate benefits for our combined vendors, partners, customers, associates and shareholders greater than either company could on its own.”

Ingram Micro expects to fund the transaction with existing credit facilities and available cash balances. Ingram Micro has obtained a commitment for a $300 million debt facility to be provided by Morgan Stanley Senior Funding, Inc., which would supplement its existing committed debt capacity. Ingram Micro expects to realize annual cost synergies and efficiencies in excess of $55 million by 2014, and the transaction is expected to be accretive to earnings per share by at least 18 cents in 2013 and 35 cents in 2014, excluding one-time charges and integration costs.

The following members of BrightPoint’s senior management team have committed to senior roles within the new organization after the acquisition is complete: existing Regional Presidents, Mark Howell (Americas), Bruce Thomlinson (APAC) and Anurag Gupta (EMEA), and Vincent Donargo, BrightPoint’s Chief Financial Officer. In addition, Robert Laikin will serve in a senior advisory role to Alain Monié.

The transaction requires approval of a majority of BrightPoint’s outstanding shares at a special meeting, which is expected to take place in the 2012 third quarter. Closing of the transaction is also conditioned on customary regulatory approvals. The transaction is expected to close before the end of the year.

Davis, Polk & Wardwell LLP acted as outside counsel and Morgan Stanley & Co. LLC acted as the exclusive financial advisor to Ingram Micro in connection with the transaction. Blank Rome LLP acted as outside counsel and Blackstone Advisory Partners L.P. acted as the exclusive financial advisor to BrightPoint in connection with the transaction.

Conference Call and Webcast

There will be a conference call today to discuss the transaction at 8:00AM PT. Investors may listen to the conference call by dialing (800) 369-2005 or (210) 839-8501 outside the United States and Canada, or access the call via a live audio webcast at www.ingrammicro.com (Investor Relations section). A replay of the conference call will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (866) 435-1317 or (203) 369-1016 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: our ability to timely complete the transaction, if at all; our ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals and shareholder approval; the financial performance of BrightPoint and Ingram Micro through the completion of the merger; BrightPoint’s business may not perform as expected due to transaction-related uncertainty or other factors; the ability of BrightPoint and Ingram Micro to retain relationships with customers, vendors and carriers; management’s ability to execute its plans, strategies and objectives for future operations, including the execution of integration plans; growth of the mobility industry; our ability to maintain access to adequate levels of capital at reasonable rates; and our ability to achieve the expected benefits and manage the expected costs of the transaction.

For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Item 1A Risk Factors of Ingram Micro’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012; other risks or uncertainties that may be detailed from time to time in Ingram Micro’s future SEC filings.

About Brightpoint, Inc.

Brightpoint, Inc. (Nasdaq: CELL) is a global leader in providing device lifecycle services to the wireless and high-tech industries. In 2011, BrightPoint handled more than 112 million wireless devices globally. BrightPoint’s 5 key service areas – Plan, Market, Customize, Move, Recover, offer over 110 innovative services, such as distribution channel management, procurement, inventory management, reverse logistics and repair services, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers’ IT systems and operations. BrightPoint’s effective and efficient platform allows its customers to benefit from rapidly deployed, flexible and cost effective solutions. BrightPoint has more than 4,000 employees, as well as a significant number of temporary staff, and a global footprint covering more than 35 countries, including 13 Latin American countries through its investment in Intcomex, Inc. In 2011, BrightPoint generated revenue of $5.2 billion, from customers in over 75 countries. BrightPoint provides distribution and customized services through over 100,000 points-of-sale and to over 25,000 B2B customers worldwide. Additional information about BrightPoint can be found on its website at www.BrightPoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics, technical and financial support, managed and cloud-based services, and product aggregation and distribution. The company is the only global broad-based IT distributor, serving 145 countries on six continents with the world’s most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.

Additional Information and Where to Find It

BrightPoint intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed merger. The definitive proxy statement will be sent or given to the shareholders of BrightPoint and will contain important information about the proposed merger and related matters. BEFORE MAKING ANY VOTING DECISION, BRIGHTPOINT’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BRIGHTPOINT AND THE PROPOSED MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by BrightPoint with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from BrightPoint by contacting BrightPoint’s Investor Relations by telephone at (317) 707-2745, or by mail at BrightPoint, Inc., 7635 Interactive Way, Suite 200, Indianapolis, Indiana, 46278, Attention: Investor Relations, or by going to BrightPoint’s Investor Relations page on its corporate website at www.BrightPoint.com.

Participants in the Solicitation

BrightPoint and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of BrightPoint in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the merger will be included in the proxy statement described above. Additional information regarding these directors and executive officers is included in BrightPoint’s proxy statement for its 2012 Annual Meeting of Shareholders, which was filed with the SEC on March 23, 2012, and in BrightPoint’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 29, 2012.

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